Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Laurie Berman/Rob Whetstone
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2008 SECOND QUARTER FINANCIAL RESULTS
CARPINTERIA, Calif. — August 23, 2007 — QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2008 second quarter and six-month period ended July 31, 2007.
Total revenue increased 10 percent to $64.2 million in the second quarter of fiscal 2008 from $58.4 million in the same period last year. License revenue for the fiscal 2008 second quarter was up 10 percent to $14.8 million, compared with $13.5 million for the fiscal 2007 second quarter. Maintenance and other revenue grew 3 percent to $31.8 million in the second quarter of fiscal 2008, versus $30.7 million in the second quarter of fiscal 2007. Services revenue increased 24 percent to $17.6 million in the second quarter of fiscal 2008, compared with $14.2 million in last year’s second quarter.
Net income for the fiscal 2008 second quarter was $0.5 million, or $0.02 per diluted share, including pre-tax stock compensation expense of $1.5 million, or $0.03 per diluted share net of tax. In the comparable period last year, net income was $1.1 million, or $0.03 per diluted share, including pre-tax stock compensation expense of $1.3 million, or $0.02 per diluted share net of tax.
“Our performance improved in the second quarter as we enhanced execution throughout the business and further benefited from the acquisitions we made during the last fiscal year,” said Karl Lopker, chief executive officer of QAD. “We have begun to realize some of the benefits of the organizational changes we implemented last quarter and continue to believe that these actions will enhance our competitiveness and our ability to provide increasing value for our global manufacturing customers.”
Gross margin for the second quarter of fiscal 2008 was 58 percent, compared with 61 percent in the same period last year. Fiscal 2008 second quarter gross margin was impacted by a change in revenue mix. Total operating expenses were $36.6 million in the fiscal 2008 second quarter, compared with $34.2 million in the comparable period last year. The increase in total operating expenses primarily reflects higher personnel costs and professional fees.
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QAD Inc.
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For the fiscal 2008 six-month period ended July 31, 2007, QAD reported revenue of $120.8 million, versus $111.8 million for the comparable period last year. Net loss for the first six months of fiscal 2008 was $1.3 million, or $0.04 per share, including pre-tax stock compensation expense of $3.0 million, or $0.06 per diluted share net of tax. This compares to net income in the first six months last year of $2.5 million, or $0.08 per diluted share, including stock compensation expense of $2.6 million, or $0.05 per diluted share net of tax.
QAD’s cash and equivalents balance at July 31, 2007, was $49.4 million, versus $56.8 million at January 31, 2007. Cash and equivalents balances for both quarters include $2.6 million in restricted cash. For the fiscal 2008 second quarter, cash flow provided by operations was $6.3 million, compared with cash flow used in operations of $1.0 million for the fiscal 2007 second quarter. For the first six months of fiscal 2008, cash flow provided by operations was $7.3 million, compared with $10.2 million in the first six months of fiscal 2007.
Second Quarter Fiscal 2008 Highlights:
•	QAD received orders from 15 customers representing more than $500,000 each in combined license, support and services billings, including six orders in excess of $1.0 million, one of which exceeded $2.0 million;

•	QAD sold licenses to global manufacturers across its six vertical markets, including AB Volvo, Amtex, De Bortoli Wines, Canoga Perkins, Cussons, Farm Frites Beheer, General Electric, Kyphon, Nice Pak International, Ralcorp Frozen Bakery, Schefenacker Automotive, Sonas Automotive, Swanson Industries and Watts Water Technologies;

•	QAD extended its longstanding Technology Alliance with Progress Software Corporation, a provider of leading application infrastructure software, to allow QAD to globally license and distribute a wide range of application infrastructure products from Progress Software;

•	In June 2007, QAD’s board of directors amended its May 2007 stock repurchase program to allow for the purchase of up to 1.5 million shares of the company’s common stock for a period of one year. During the second quarter of fiscal 2008, QAD completed its stock repurchase program with the purchase of 1.5 million shares of its common stock at an average price of $8.19 per share, including transaction costs;

•	Subsequent to the end of the second quarter of fiscal 2008, QAD launched its Enterprise Applications 2007 (QAD 2007) Automotive Edition, extending the company’s industry leading functionality by giving automotive suppliers the benefits of the QAD 2007 solution in an on-demand environment. QAD 2007 Automotive Edition is specifically designed to meet the needs of Materials Management Operation Guideline Logistics Evaluation (MMOG/LE), as defined by the Automotive Industry Action Group (AIAG).
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QAD Inc.
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Business Outlook
QAD expects fiscal 2008 third quarter revenue between $60 million and $64 million and earnings in the range of $0.00 to $0.05 per diluted share, depending on the level and mix of revenue. This guidance includes an estimated charge for stock compensation expense of $0.03 per diluted share net of tax.
QAD updated its full-year fiscal 2008 outlook and now anticipates revenue between $250 million and $257 million and earnings in the range of $0.12 to $0.23 per diluted share. This guidance includes an estimated charge for stock compensation expense of $0.12 per diluted share net of tax.
QAD assumes an effective tax rate of 42 percent for fiscal 2008, up from a previously assumed rate of 38 percent, primarily due to a change in the estimated mix of profitability by tax jurisdiction.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2008 second quarter. The conference call will be webcast live and is accessible on the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 5,800 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1-805-684-6614, or visit the QAD Web site at: www.qad.com.
QAD” is a registered trademark of QAD Inc. All other products or Company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2007 ended January 31, 2007.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Revenue:
License fees	$14,811	$13,471	$25,008	$23,762
Maintenance and other	31,766	30,708	62,803	60,898
Services	17,620	14,188	33,030	27,114

Total revenue	64,197	58,367	120,841	111,774
Cost of revenue:
Cost of license fees	2,060	1,854	3,923	3,515
Cost of maintenance, service and other revenue	24,792	21,091	47,711	41,035

Total cost of revenue	26,852	22,945	51,634	44,550

Gross profit	37,345	35,422	69,207	67,224
Operating expenses:
Sales and marketing	17,894	15,917	33,987	31,548
Research and development	9,946	10,884	20,389	20,257
General and administrative	8,582	7,350	16,709	13,749
Amortization of intangibles from acquisitions	197	31	408	41

Total operating expenses	36,619	34,182	71,493	65,595

Operating income (loss)	726	1,240	(2,286)	1,629
Other (income) expense:
Interest income	(578)	(732)	(1,163)	(1,391)
Interest expense	381	229	700	539
Other (income) expense, net	1	(248)	(75)	(1,632)

Total other (income) expense	(196)	(751)	(538)	(2,484)

Income (loss) before income taxes	922	1,991	(1,748)	4,113
Income tax expense (benefit)	378	871	(400)	1,584

Net income (loss)	$544	$1,120	$(1,348)	$2,529

Basic net income (loss) per share	$0.02	$0.03	$(0.04)	$0.08
Diluted net income (loss) per share	$0.02	$0.03	$(0.04)	$0.08

Basic weighted shares	31,871	32,542	32,144	32,581
Diluted weighted shares	32,693	33,229	32,144	33,333

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	January 31,
	2007	2007
	(unaudited)	(audited)
Assets
Current assets:
Cash and equivalents	$46,788	$54,192
Restricted cash	2,612	2,612
Accounts receivable, net	53,075	68,806
Other current assets	16,876	16,352

Total current assets	119,351	141,962

Property and equipment, net	42,202	42,396
Capitalized software costs, net	9,525	9,631
Goodwill	20,366	18,834
Other assets, net	14,687	14,194

Total assets	$206,131	$227,017

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$276	$272
Accounts payable and other current liabilities	43,674	49,613
Deferred revenue	69,276	77,075

Total current liabilities	113,226	126,960

Long-term debt	17,131	17,271
Other liabilities	6,525	5,428

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	131,668	128,757
Treasury stock	(32,023)	(22,870)
Accumulated deficit	(24,811)	(21,216)
Accumulated other comprehensive loss	(5,620)	(7,348)

Total stockholders’ equity	69,249	77,358

Total liabilities and stockholders’ equity	$206,131	$227,017

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2007	2006

Net cash provided by operating activities	$7,331	$10,235

Cash flows from investing activities:
Purchase of property and equipment	(2,302)	(2,211)
Capitalized software costs	(733)	(669)
Acquisitions of businesses, net of cash acquired	(224)	(1,488)
Proceeds from sale of intangible assets	—	906
Proceeds from sale of property and equipment	99	177

Net cash used in investing activities	(3,160)	(3,285)

Cash flows from financing activities:
Repayments of debt	(144)	(181)
Proceeds from issuance of common stock	1,723	877
Changes in cash overdraft	(1,359)	(83)
Repurchase of common stock	(12,283)	(4,076)
Dividends paid	(1,625)	(1,632)

Net cash used in financing activities	(13,688)	(5,095)

Effect of exchange rates on cash and equivalents	2,113	(1,300)

Net (decrease) increase in cash and equivalents	(7,404)	555
Cash and equivalents at beginning of period	54,192	59,971

Cash and equivalents at end of period	$46,788	$60,526